EXHIBIT 10.21

CNA Financial Corporation 333 S. Wabash Avenue, 44th Floor Chicago, IL 60604	Thomas F. Motamed Chairman & CEO CNA Financial Corporation Phone: (312) 822-5660 Facsimile (312) 822-7850 Internet: thomas.motamed@cna.com

May 26, 2015

Kevin J. Leidwinger
Dear Kevin:
I am pleased to confirm our offer of employment with CNA. The following is a summary of the terms of the offer.
We are offering you the position of President and Chief Operating Officer, CNA Commercial Lines, reporting to me with a hire date of June 22, 2015. Your annualized salary is $625,000, which is paid on a semi-monthly basis. Your salary will be periodically reviewed based on your performance and the market data for your position.
You will enjoy a complement of benefits, as provided for under CNA policy, including first day coverage for life, health, dental, vision and disability coverage. As a new employee, you will have the opportunity to participate in the CNA Savings and Capital Accumulation Plan (S-CAP) and CNA Supplemental Executive Savings and Capital Accumulation Plan (SES-CAP) through a combination of your own and company contributions. The SES-CAP is a non-qualified retirement plan that allows you to continue to receive contributions that may be restricted under the S-CAP due to certain Internal Revenue Code limits.
In addition to your base salary and benefits, you will be eligible to participate in the CNA Annual Incentive Plan and the Corporate Long-Term Incentive Compensation Plan as provided by the terms in the plan documents.
CNA Annual Incentive Plan
You are eligible to participate in the CNA Annual Incentive Plan, in accordance with the terms of the plan. Your Annual Incentive Plan target for this position will be 125% of your annual base salary. Payment occurs in March of the year following the end of the performance period and could range from 0%-200% of your Annual Incentive Plan target depending upon business results and individual performance. You must be an active employee through the date of payment to receive this payment. For the 2015 performance year only, we will guarantee your bonus at a minimum of target prorated based on your date of hire or $390,625.
Corporate Long-Term Incentive Compensation Plan
You are eligible to participate in the CNA Long-Term Incentive Plan (LTI), based on three-year performance cycles, in accordance with the terms of the plan. Your LTI target for each three-year cycle will be 125% of your annual base salary prorated based on your date of hire. Payments, if any, occur in March of the year following the end of the performance cycle and could range from 0%-200% of your LTI target depending upon results, with 50% of the payment made in cash and 50% paid in full shares of CNA Financial (CNAF) common stock. You must be an active employee through the date of payment to receive this payment.
Based on your anticipated start date, your prorated LTI target amounts are as follows: 2013 to 2015 cycle ($130,208); 2014 to 2016 cycle ($390,625); and 2015 to 2017 cycle ($651,042). In aggregate, this represents a target value of approximately $1,171,875 for all three outstanding LTI cycles. In consideration of the expected long term incentive value that you are foregoing with your current employer, we have also agreed to guarantee the following per our LTI payout schedule or in cash; for the 2013 to 2015 cycle (payable in 2016), a minimum of $197,068, for the 2014 to

2016 cycle (payable in 2017), a minimum of $188,652 and for the 2015 to 2017 cycle (payable in 2018), a minimum of $222,519.
New Hire Bonus - Cash
We have also agreed to a new hire bonus of $250,000 to assist you with relocating to Chicago, IL. The new hire bonus will be paid approximately 30 to 45 days after your first day of employment. To be eligible to receive a payment, you must be actively employed by CNA on the payout date. All payments are less applicable withholding taxes. Payment of the new hire bonus requires that you review, sign and return the enclosed New Hire Bonus Payback.
Relocation
CNA will assist you with relocating to Chicago, IL based upon the benefits provided by CNA policy. We will be in touch with you soon to discuss in more detail the relocation policy and benefits package. Relocation benefits will be provided once you have signed, dated, and returned to my attention the attached Relocation Payback Agreement. Please review the attached Relocation Payback Agreement for the terms and conditions of the payback arrangement.
Paid Time Off
CNA does not have a formal vacation policy for senior officers of the company; however you are encouraged to take time off for rest, travel and recreation. The company realizes your responsibility for meeting corporate objectives and that you will work with me to schedule your time off around business needs. Since there is not a formal vacation policy you will not accrue vacation time.
Club Memberships
If you join a club or multiple clubs of your choice depending upon business needs and your interest, CNA will reimburse you for the one-time initiation fee (or fees) up to a maximum of $8,000, as well as the annual dues and assessments up to $8,000 for fiscal year 2015 (November 1, 2014-October 31, 2015). This amount is the maximum that will be reimbursed for all clubs in a fiscal year. All club allowance reimbursements will be treated as imputed taxable income.
Executive Physicals
You are eligible to receive an annual Executive Physical which allows you to see a physician of your choosing. You will be required to submit these claims to the medical plan first and CNA will reimburse you for whatever expenses the medical plan does not cover. CNA will reimburse you for any out-of-pocket expenses for the exam, any related follow-up tests ordered by your physician and up to three specialist visits as recommended by your physician. The reimbursement amount will be grossed up for taxes.
Executive Severance
Should your employment be terminated by the Company without cause or if you leave with Good Reason within the first three years of your employment, you will be entitled to twelve (12) months of base salary (as of the last day of your employment) and annual incentive bonus (bonus calculated at target and pro-rated to reflect 12 months) (collectively, the "Severance"). The Severance shall be payable to you in a single lump sum within thirty (30) days following your termination of employment. The Severance under this paragraph is in lieu of any severance benefit plan in effect at the time of your termination.
The term “Cause” shall mean (i) an Employee’s engaging in any act or omission involving theft, malfeasance, gross negligence, fraud, dishonesty, moral turpitude, unlawful conduct, unethical conduct or breach of fiduciary duty; (ii) an Employee’s willful or reckless material misconduct in the performance of the Employee’s duties, engaging in any act that violates, in any material respect, any written Policy or procedure of CNA or engaging in any conduct that results in adverse publicity or harm to the business or reputation of CNA; or (iii) an Employee’s habitual neglect of duties; provided however, that for purposes of clauses (ii) and (iii), “Cause" shall not include any one or more of the following: bad judgment, negligence, or any act or omission believed by the Employee in good faith to have been in, or not opposed to, the best interests of CNA (without intent of the Employee to gain, directly or indirectly, a profit to which the Employee was not legally entitled).
The term "Good Reason" shall mean any of the following unless done with your prior express written consent:
(i) a material diminution in your base salary or target annual bonus;
(ii) a reassignment without your consent to a position other than Head of Commercial Lines;

(iii) in the event of the existence of a condition constituting a Good Reason for termination, you must provide notice to the Company no more than 90 days after the initial existence of such Good Reason condition. The Company shall have 30 days during which it may remedy such condition.

Internal Revenue Code Section 409A
It is the intention of the Company that the payments to be paid to you pursuant to this letter agreement will be structured in such a manner as to be exempt from the rules applicable to deferred compensation under Section 409A of the Internal Revenue Code as short-term deferrals, and to the maximum extent possible this letter agreement shall be interpreted and administered in accordance with that understanding, or in accordance with Section 409A to the extent it is determined that any such payment is subject to Section 409A.
Lastly, this offer of employment is contingent upon your successful completion of our hiring process that includes:

•	Verification of information you supplied on the CNA employment application

•	References

•	Your agreement with and signing of CNA’s Confidentiality, Computer Responsibility and Professional Certification Agreement

•
Completing, on your first day of employment, the procedures required by federal law for pre-employment verification of your identity and authorization to work in the United States. You must bring the required identification and employment authorization documentation with you on your start date; failure to do so may result in delay or suspension of your employment.

•	Successful completion of CNA’s drug screening process

•	Your agreement to participate in the direct deposit payroll program

•	Successful completion of CNA's Conflict of Interest questionnaire

•
As a condition of your employment at CNA, you agree, to the fullest extent allowed by law, that for a period of 12 months following the end of your employment with CNA, you will not employ or solicit for employment, either directly or indirectly, any person who is or was an employee of CNA during that 12-month period.

It is also expected that you will neither bring with you to your employment at CNA, nor use during your employment with CNA, any confidential and/ or proprietary information from, or belonging to, another employer.
This offer letter supersedes all other written and verbal discussions you may have had relating to the terms and conditions of employment with CNA.
Neither this document nor any other company procedures and communications are intended to be interpreted as a promise or guarantee of future or continued employment or benefits. CNA and CNA employees recognize their mutual right to end their employment relationship at any time and acknowledge that such relationship is one of employment at will. No representative of CNA has authority to make any agreement contrary to this employment at will statement.

/s/ Thomas F. Motamed
Thomas F. Motamed Chairman & CEO

Accepted:	/s/ Kevin J. Leidwinger	Date: May 27, 2015
Kevin J. Leidwinger

New Hire Bonus Payback Agreement
In the event that your employment with Continental Casualty Company (hereinafter referred to as “Company”) terminates voluntarily or involuntarily for cause, you agree to repay, within 30 days of termination, any new hire bonus paid to you during the 12 months immediately preceding your termination date. The term “Cause” shall mean (i) an Employee’s engaging in any act or omission involving theft, malfeasance, gross negligence, fraud, dishonesty, moral turpitude, unlawful conduct, unethical conduct or breach of fiduciary duty; (ii) an Employee’s willful or reckless material misconduct in the performance of the Employee’s duties, engaging in any act that violates, in any material respect, any written policy or procedure of CNA; or (iii) an Employee’s habitual neglect of duties; provided, however, that for purposes of clauses (ii) and (iii), “Cause” shall not include any one or more of the following: bad judgment, negligence, or any act or omission believed by the Employee in good faith to have been in, or not opposed to, the best interests of CNA (without intent of the Employee to gain, directly or indirectly, a profit to which the Employee was not legally entitled).

You are required to sign this Agreement before you can receive your new hire bonus. Your signature acknowledges, among other things, that you will be paid the gross amount of $250,000 as a new hire bonus and that you agree to refund to the Company the new hire bonus under the terms of this Agreement. The new hire bonus will be paid approximately 30 to 45 days after your first day of employment.

If repayment of the new hire bonus or any portion thereof occurs within the same calendar year in which you were paid the new hire bonus, you will be responsible for repaying the net payment amount (i.e. gross payment less taxes). If repayment of the new hire bonus or any portion thereof occurs after the end of the calendar year in which you were paid the new hire bonus, you will be responsible for repaying the gross payment amount. If your employment is terminated voluntarily or involuntarily for cause, you consent to the deduction of all of the money owed by you under this Agreement from any money due you from the Company upon termination of your employment.

You agree that nothing in this Agreement shall be considered to be a guarantee or contract of employment for any period of time. The Company and its employees recognize their respective right to end the employment relationship at any time, and acknowledge that such relationship is one of employment at will.

/s/ Kevin J. Leidwinger	Effective Date of Agreement: May 27, 2015
Kevin J. Leidwinger

Relocation Payback Agreement
In the event that your employment with Continental Casualty Company (hereinafter referred to as “Company”) terminates (voluntarily or involuntarily for cause1) within 24 months of the relocation effective date of transfer, no further relocation assistance will be paid and you agree to repay at 100%, within 30 days of termination, relocation assistance benefits paid to you or on your behalf. Your effective date is defined as the day you begin your new position under your hiring Manager.

You are required to sign this Agreement before you can receive relocation assistance. Your signature acknowledges, among other things, that you are aware of the relocation assistance authorized and that you agree to refund to the Company the amount of your relocation assistance paid to you or paid on your behalf under the terms of this agreement. If repayment of the relocation assistance or any portion thereof occurs within the same calendar year in which you were paid the relocation assistance, you will be responsible for repaying the net payment amount (i.e. gross payment less any applicable Social Security and Medicare taxes). If repayment of the relocation assistance or any portion thereof occurs after the end of the calendar year in which you were paid the relocation assistance, you will be responsible for repaying the gross payment amount. If your employment is terminated (voluntarily or involuntarily for cause), you consent to the deduction of all of the money owed by you under this Agreement from any money due you from the Company upon termination of your employment.

You agree that nothing in this Agreement shall be considered to be a guarantee or contract of employment for any period of time. The Company and its employees recognize their respective right to end the employment relationship at any time, and acknowledge that such relationship is one of employment at will.

/s/ Kevin J. Leidwinger	Effective Date of Agreement: May 27, 2015
Kevin J. Leidwinger

 [1]The term “cause” is defined as conduct on your part which the Company determines to be fraudulent or unlawful, willful malfeasance or gross negligence, conduct inconsistent with the dignity and character of an employee of the Company or a material violation of the Company’s Code of Professional Conduct or human resources policies.